A. DESCRIPTION OF PROGRAMS (REVISED NOV. 98)

The Investment Advisory Programs include:

1. DAVENPORT ASSET MANAGEMENT - a discretionary service that manages assets tailored to specific client financial objectives using the Davenport Employees Profit Sharing Plan as a guide for investments.

2. DAVENPORT ASSET MANAGEMENT II- a service identical to Asset Management however one fee is charged for advice and commissions

3. DAVENPORT PORTFOLIO REVIEW- a service that furnishes advice to non discretionary accounts through an independent committee which meets with the client's broker

4. PORTFOLIO MANAGEMENT ACCOUNT (PMA) - a discretionary service that combines an investment advisory fee with commissions and is broker-managed with quarterly committee review.

5. PRIVATE PORTFOLIO MANAGEMENT (PPM)- a discretionary service charging one fee for both commissions and investment advice, program is broker managed with branch manager and compliance department review

6. STRATEGIC INVESTMENT ADVISORS (SIA)- a non discretionary service that allows the broker to help the client select an independent money manager to act as the investment advisor. Davenport executes all trades and holds custody of the account. Client pays a fee to both Davenport and the selected manager

7. MUTUALSELECT- a non discretionary service that allows the broker to help the client select a portfolio of a quality mutual funds

Portfolio evaluation statements are provided with each of the programs on a quarterly basis.

B. REQUIRED PROCEDURES FOR OPENING AN INVESTMENT ADVISORY ACCOUNT: (REVISED NOV.
98)

1.   DAVENPORT MUST BE REGISTERED AS AN INVESTMENT ADVISOR

     Registration as an investment advisor in the state your client resides may be required. Contact Sheryl Manspile to verify that Davenport can act as an Investment Advisor in that state.

2.   YOU MUST HAVE SERIES 65 REGISTRATION

     To act as an investment advisor representative (IAR), which includes the activities of soliciting, opening, or receiving compensation for an investment advisor account, you must be properly registered as a representative of Davenport and have passed the Series 65 exam. As requirements may differ by state, contact Sheryl Manspile to verify if you may act as an IAR in a particular state.

3.   A COPY OF PART II OF FORM ADV MUST BE PROVIDED TO THE CLIENT

     Part II may be provided at the time of entering into the contract as the client has the right to terminate the contract without penalty within five calendar days after entering into the contract. PMA, PPM, DAM II, SIA and MutualSelect clients must receive a copy of Schedule H of Form ADV as well as Part II of Form ADV.

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4.   REVIEW AND WRITTEN APPROVAL OF NEW ACCOUNTS BY AN APPROVED PERSON

     Each new investment advisory account must be approved by the appropriate supervisory person. Brokers who wish to open a PPM account must have 4 years of investment related experience and have no compliance problems.

5.   PAPERWORK AND CONTRACTS

     Click on the following for information about required paperwork and procedures:

     Davenport  Asset  Management,   Davenport  Asset  Management  II  Portfolio
     Management Account http://dww.dav.com/assetman/papers.htm

     Portfolio Review
     Private Portfolio Management
     Strategic Investment Advisors
     MutualSelect
     These websites are under construction

     A contract must be signed and dated by the client and the appropriate supervisory person. For Asset Management accounts, the supervisory person is Joe Antrim or his designee, for all other accounts the appropriate person is your supervisor or the compliance department. The signed and dated contract must be provided to New Accounts at the time the account is opened.

6.   NEW ACCOUNT SET-UP MEMO

     For DAM accounts (Click here for the DAM New Account Set-Up Memo) a new account set up memo must be provided to Ellis Smith at the time the account is opened. For all other advisory accounts, the New account set-up memo must be completed and provided to New Accounts at the time the account is opened.(Click here for ALL OTHER New Account Set-Up Memo)

7.   COST AND ACQUISITION INFORMATION

     All cost and acquisition information should be provided to Financial Services.

A signed contract, new account set-up memo and new account paperwork are required to open a new account. Asset Management account paperwork should be sent to Ellis Smith c/o Asset Management; PMA, Portfolio Review, Private Portfolio Management and Strategic Investment Advisors account paperwork should be sent directly to New Accounts, MutualSelect paperwork should be provided to Darla Aycock in Operations.

C. DISHONEST OR UNETHICAL PRACTICES (REVISED NOV. 97)

As a representative of Davenport, you have a duty to act primarily for the benefit of the clients. Davenport and you as an investment advisor representative are prohibited from engaging in unethical practices which include but are not limited to the following:

1. Recommending to a client to whom investment supervisory, management or consulting services are provided the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client's investment objectives, financial situation and needs, and any other information known or acquired by the investment advisor after reasonable examination of the client's financial records.

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2.   Placing an order to purchase or sell a security for the account of a client without written authority to do so.

3. Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third-party authorization from the client.

4. Exercising any discretionary power in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client within ten business days after the date of the first transaction placed after having received oral permission is prohibited. If the discretionary power relates solely to the price at which, or the time when, an order involving a definite amount of a specified security shall be executed, or both.

5. Inducing trading in a client's account that is excessive in size to frequency in view of the financial resources, investment objectives, and the character of the account.

6.   Borrowing money or securities from a client.

7.   Loaning money to a client.

8. Misrepresenting to any advisory client, or prospective client, the qualifications of Davenport, or misrepresenting the nature of the advisory services being offered or the fees to be charged for such service, or omitting a material fact which would be needed to make the statements regarding qualifications services or fees not misleading;

9. Providing a report or recommendation to any advisory client prepared by someone other than Davenport without disclosing the fact. This prohibition does not apply to a situation where the firm uses published research reports or statistical analyses to render advice or where such a report is ordered in the normal course of providing service.

10.  Charging a client an unreasonable advisory fee.

11. Failing to disclose to clients in writing before any advice is rendered any material conflict of interest relating to Davenport or any of its employees which could reasonable be expected to impair the rendering of unbiased and objective advice including:

     a. Compensation arrangements connected with advisory services to clients which are in addition to the regular fees or commissions; or

     b. Charging a client an advisory fee for rendering advice when a commission for executing securities transactions will also be received by Davenport & Company LLC or its employees.

12. Guaranteeing a client that a specific result will be achieved as a result of the advice which will be rendered.

13. Publishing, circulating or distributing any advertisement which does not comply with Rule 206(4)-1 under the Investment Advisors Act of 1940.

14. Disclosing the identity of the client to a third party unless required to do so by law or an order of a court or a regulatory agency to do so, or unless consented to by the client.

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15.  Taking any action directly or indirectly,  with respect to those securities or funds in which any client has any beneficial interest, where Davenport has custody or possession of such securities or funds, when the firm's action is subject to and does not comply with the safekeeping requirements of 21 VAC 5-80-130.

16. Entering into, extending or renewing any investment advisory contract unless such contract is in writing and discloses, in substance, the services to be provided, the term of the contract, the advisory fee, the formula for computing the fee, the amount of prepaid fee to be returned in the event of nonperformance, whether the contract grants discretionary power to the firm and that no assignment of such contract shall be made by the firm without the consent of the other party to the contract.

     The  above  is  not   inclusive.   Engaging  in  other   conduct   such  as
     non-disclosure, incomplete disclosure, or deceptive practices may be deemed an unethical business practice.

D. SUPERVISION OF INVESTMENT ADVISOR REPRESENTATIVES (REVISED NOV. 97)

Davenport has a statutory duty to supervise the activities of persons who act on its behalf. Diligent supervision is exercised over the advisory activities of all investment advisor representatives. The supervision will include the following:

1. The review and written approval by the designated supervisor of the opening of each new account.

2. The frequent examination of all client accounts to detect and prevent irregularities or abuses.

3. The prompt review and written approval by the designated supervisor of all advisory transactions by investment advisor representatives and all correspondence pertaining to the solicitation or execution of all advisory transactions by investment advisor representatives.

4. The prompt review and written approval of the handling of all client complaints.

The key points of our supervision system are:

1. Identify an appropriately qualified investment advisor representative as the supervisor of the other investment advisor reps.

2. Provide for the periodic review of the activities of that supervisor. On a periodic basis, J. Keiger, III or his designee, will confirm that the above supervisor is fulfilling his or her responsibilities pursuant to subsection C of 21 VAC 5-80-130 and that the written procedures are being enforced.

E. INSIDER INFORMATION POLICY FOR INVESTMENT ADVISORS (REVISED NOV. 98)

1.   GENERAL POLICY

Davenport prohibits all employees from trading on the basis of material and non-public information. If one becomes aware of such knowledge, he or she is prohibited from disclosing such information to persons inside or outside of Davenport.

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Questions  regarding  insider  information and its appropriate  handling must be directed to the Compliance area. Employees are prohibited from using their own judgment to determine if inside information exists and are required to consult the compliance area.

The following procedures are in place to limit exposure to inside information:

a.   Confidential documents are kept in secure locations.

b.   Care is to be used in copying confidential information.

c. Employees are cautioned not to discuss confidential matters in public places.

d. Confidential information is limited by the firm only to those employees on a must know basis.

2.   EMPLOYEE TRADING BY ACCESS PERSONS

A.   DAVENPORT ASSET MANAGEMENT

Investment Policy Committee members are restricted from trading in a security for their personal and related accounts for a period of 48 hours before a decision takes place to buy or sell a given security for all advisory accounts, including the Davenport Profit Sharing Plan (PSP). The committee is also restricted from trading until the next day following the completed executions of orders for all advisory accounts, including the PSP. The PSP serves as a guideline for transactions in Davenport Asset Management accounts.

Portfolio Managers for Davenport Asset Management accounts are restricted from trading in a security for their personal and related accounts for a period of 48 hours before and after a decision takes place to buy or sell either orally or in writing a given security for the Davenport PSP. The Committee Members and Portfolio Managers are free to trade in the security on the same side of the market on the next trading day after the day all trades have been executed for all advisory accounts, including the PSP. Committee members and Portfolio Managers may trade on the opposite side of the market 48 hours after all trades have been executed.

When a security is affected by the trading restriction, Joe Antrim and a designated compliance officer will review the trading activity of the Investment Policy Committee and the portfolio managers to monitor activity in the particular security. The list of restricted securities are obtained after each Investment Policy Committee meeting.

Related accounts are defined as immediate family accounts and any related partnership or business account where the registered representative or his immediate family member has a controlling interest in the entity.

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B.   PORTFOLIO MANAGEMENT ACCOUNT

Investment Executives functioning as portfolio managers and members of the Portfolio Review Committee for PMS accounts are restricted from trading in a security for their personal and related accounts (as defined above) for a period of 48 hours both before and after a decision has been made to buy or sell either orally or in writing a given security for PMA clients. The date of the decision is trade date. Portfolio Review Committee members and Investment Executives are restricted from trading in a given security for a period of 48 hours before or at the same time as their discretionary accounts. Committee members and Investment Executives are free to trade in the security on the same side of the market on the next trading day after all trades have been executed for PMA accounts. Committee Members and Investment Executives may trade on the opposite side of the market 48 hours after all trades have been executed for PMA accounts.

When a security is affected by the trading restriction, Joe Antrim and a designated compliance officer will review the trading activity of the Account Executive to determine compliance with trading policies. The list of restricted securities are obtained after each Portfolio Review Committee meeting.

C.   PRIVATE PORTFOLIO MANAGEMENT

Investment Executives functioning as portfolio managers PPM accounts are restricted from trading in a security for their personal and related accounts (as defined above) for a period of 48 hours both before and after a decision has been made to buy or sell either orally or in writing a given security for PPM clients. The date of the decision is trade date. Investment Executives are restricted from trading in a given security for a period of 48 hours before or at the same time as their discretionary accounts. Investment Executives are free to trade in the security on the same side of the market on the next trading day after all trades have been executed for PPM accounts. Investment Executives may trade on the opposite side of the market 48 hours after all trades have been executed for PPM accounts. Related accounts are defined as immediate family accounts and any related partnership or business account where the registered representative or his immediate family member has a controlling interest in the entity.

When a security is affected by the trading restriction, a designated compliance officer will review the trading activity of the Investment Executive to determine compliance with trading policies. The list of restricted securities are maintained by the compliance department.

F. ERROR CORRECTION POLICY (REVISED NOV. 97)

It is the policy of the investment advisor to insulate clients from the firm's own execution errors. Upon discovery of a trading error, Davenport may be required to: 1) correct the error so the client is in the same position as if the error did not occur and 2) bear all costs associated with the error and not pass any costs to the client indirectly or directly.

Upon discovery, all trading errors should be reported to the compliance department for review. At that time, a decision will be made regarding how such error will be corrected.

G. NEW ACCOUNT SET-UP MEMOS (REVISED NOV. 98)

New Account Set-Up Memo for the Portfolio Review Account,  Portfolio  Management
Account,   Private  Portfolio  Management,   Flexible  Investment  Account,  and
Strategic Investment Advisors